Exhibit 99.1

Revett Reports Q1 2015 Financial and Operating Results

SPOKANE VALLEY, WA – May 5, 2015 -- Revett Mining Company, Inc. (NYSE MKT:RVM / TSX:RVM) announced today its consolidated operating and financial results for the first quarter ended March 31, 2015. The financial results are based on US GAAP and all currencies are in United States dollars unless otherwise indicated.

First Quarter 2015 Summary:

  Cash and short term investments as at March 31, 2015 were $0.7 million compared to $2.9 million as at December 31, 2014.
  Net loss for the first quarter of 2015 was $2.5 million, or $0.06 per share basic. Net loss for the first quarter of 2014 was $.8 million or $0.02 per share basic.
  An orderly shutdown of mining and milling operations at the Troy mine and the transition to care and maintenance were completed during February 2015. The Company is continuing its efforts to obtain permits and approvals for its Rock Creek project. The U.S. Forest Service is expected to issue a Draft Supplemental Environmental Impact Statement for public comment in mid- 2015.
  As previously reported, the Company has entered into an agreement and plan of merger dated March 26, 2015 with Hecla Mining Company and Hecla’s wholly-owned merger subsidiary, RHL Holdings, Inc. pursuant to which, and subject to Revett stockholder approval, a subsidiary of Hecla will be merged with and into Revett (with Revett surviving the merger as a wholly-owned subsidiary of Hecla) and each outstanding share of common stock of Revett will be exchanged for 0.1622 of a share of common stock of Hecla.
  As previously reported, the Company entered into a loan and security agreement with Hecla on April 17, 2015. The term loan is secured by a mortgage on lands owned by the Company’s Revett Holdings, Inc. second-tier subsidiary and allows the Company to borrow up to $1.5 million at Libor plus 5%. The term loan matures on June 30, 2015.

Consolidated Financial Results

As at March 31, 2015 the Company has working capital of negative $0.8 million. Due to suspension of mining operations because of lower metals prices, the Company was unable to generate expected revenues which resulted in a net loss. The net loss for the first quarter of 2015 reflects costs related to mining activities in January and shutdown of mining and milling operations in February, 2015.

Selected Financial Highlights:

	Q1 2015	Q1 2014

Revenue	$2.3m	$.006m
Working Capital	($0.8m)	$11.8m
Net loss	($2.5m)	($0.8m)
EPS (basic)	($0.06)	($0.02)
EPS (fully diluted)	($0.06)	($0.02)
Cash & short term investments	$0.7m	$9.0m

As previously reported, Revett and Hecla Mining Company (and Hecla’s wholly-owned merger subsidiary, RHL Holdings, Inc.) have entered into an agreement and plan of merger pursuant to which Hecla will acquire Revett. Hecla has filed a registration statement on Form S-4 with the SEC that constitutes both the Revett proxy statement and a prospectus of Hecla. Revett and Hecla plan to mail the proxy statement/prospectus on or about May 8, 2015 to Revett's stockholders of record on May 4, 2015. The special meeting of Revett stockholders to vote on the proposed merger has been scheduled for June 12, 2015.

Investors and shareholders are urged to read the proxy statement/prospectus and other relevant documents filed or to be filed carefully when they become available because they will contain important information about Revett, Hecla, the merger and related matters. Investors and shareholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Revett and Hecla through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed by Revett with the SEC by contacting Revett's Investor Relations department by calling (509) 921-2294 or (866) 821-2294, and will be able to obtain free copies of the proxy statement/prospectus and other documents filed by Hecla at Hecla Mining Company; Investor Relations; 1-800 HECLA91 (1-800-432-5291); hmc-info@hecla-mining.com.

Hecla and Revett and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Revett in respect of the transaction described the Proxy Statement/Prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Revett in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement/Prospectus when it is filed with the SEC. Information regarding Hecla's directors and executive officers is contained in Hecla's Annual Report on Form 10-K for the year ended December 31, 2014 and its Proxy Statement on Schedule 14A, dated April 8, 2014, which are filed with the SEC. Information regarding Revett's directors and executive officers is contained in Revett's Annual Report on Form 10-K for the year ended December 31, 2014 and its Proxy Statement on Schedule 14A, dated May 6, 2014, which are filed with the SEC.

About Revett

Revett, through its subsidiaries, owns and operates the Troy mine currently on care and maintenance in Lincoln County, Montana and the permitting-stage Rock Creek Project located in Sanders County, Montana, USA.

John Shanahan
President and Chief Executive Officer

For more information, please contact:

Ken Eickerman, Chief Financial Officer or Monique Hayes, Corporate Secretary/Director Investor Relations at (509) 921-2294 or visit our website at www.revettminerals.com.

Except for the statements of historical fact contained herein, the information presented in this news release may contain "forward-looking statements" within the meaning of applicable Canadian securities legislation and The Private Securities Litigation Reform Act of 1995. Generally, these forward looking statements can be identified by the use of forward-looking terminology such as "plans", "expects", or "does not expect", "is expected", "is not expected", "budget", "schedule", "estimates", "forecasts", "intends", "anticipates", "or does not anticipate" or "believes" or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking statements contained in this news release include but are not limited to those relating to the completion of the merger, the risk that the permitting process for the Rock Creek project could be more difficult than anticipated and our expectation that the SEIS will be issued by mid-year for public comment. Forward looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business and economic uncertainties, risks and contingencies and those factors discussed in the section entitled "Risk Factors" in the Company’s Form 10-K filed on March 30, 2015 with the Securities and Exchange Commission (SEC) and also filed on SEDAR at www.sedar.com. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Revett Mining Company does not undertake to update any forward-looking statements except as required by applicable securities laws.